Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 23, 2014

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS 2014 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (July 23, 2014) — Orchids Paper Products Company (NYSE MKT: TIS) today reported second quarter 2014 financial results.

Executive Summary:

•                  Net sales totaled $29.2 million, which were flat compared to the second quarter of 2013.  Converted product sales were essentially flat at $27.7 million.

•                  Adjusted EBITDA was $5.8 million in the second quarter of 2014, a decrease of $825,000, or 12%, compared to $6.6 million in 2013.  EBITDA for 2014 included approximately $742,000 of additional non-cash expenses related to stock options granted to management during 2014 and $1.5 million of costs related to the Fabrica transaction, resulting in EBITDA of $3.3 million in 2014, a decrease of $3.0 million, or 48%, compared to $6.4 million in 2013.

•                  Excluding stock compensation and transaction costs, net income was $2.2 million, a decrease of $1.1 million, or 33%, compared with $3.3 million of net income in the same period of 2013.

•                  Excluding stock compensation and transaction costs, diluted net income per share for the second quarter 2014 was $0.27 per diluted share compared with $0.42 per diluted share in the same period in 2013.

•                  The strategic alliance with Fabrica de Papel San Francisco, S.A de C.V. (“Fabrica”) was completed and immediately increased EBITDA for the quarter.  The long-term, accretive financial benefits of the acquisition are expected to substantially exceed the significant deal-related expenses recorded in the quarter, as noted above and in the financial statements.

•                  The previously announced $30.4 million of capital projects to improve our manufacturing flexibility and lower our cost structure are progressing as planned and are expected to increase EBITDA beginning in the second quarter of 2015.

Mr. Jeff Schoen, President and Chief Executive Officer, stated, “Despite a challenging sales environment in the first half of 2014 due to increased promotions on branded products affecting private label sales, and inventory reductions at our customers, our focus on product development, new distribution, operational efficiencies, and the Fabrica partnership has positioned us well for future growth and profitability.  We believe that the second quarter performance was an anomaly and a strong base of business has been established for the rest of the year that we expect will deliver record results in both sales and earnings for the second half of 2014.  Moreover, the Fabrica strategic partnership and the on-going capital projects will increase our ability to produce higher quality grades of value and premium tier products to drive future sales, supporting our vision of being recognized as a national supplier of high quality consumer tissue products in the value, premium, and ultra-premium tier product categories.”

“The first half of 2014 was a transition period for Orchids.  We completed our strategic partnership with Fabrica in June, which should allow Orchids to effectively and efficiently service new and existing customers in the western United States. Operationally, we were able to confirm that increased efficiencies with existing assets could make available an additional one million cases of capacity over 2013 capacity levels.  This capacity gain, combined with our cost management programs, has improved variable margin capacity for future sales.  We scaled back production of converted products during the second quarter in order to reduce costs, match sales volume requirements, and reduce the number of weeks of inventory we keep on hand to support sales, while maintaining high customer service levels.  The reduced production of finished goods inventory during the second quarter also allowed us to economically build parent roll inventory for consumption during the construction phase of our new paper machine project.  Strategically, the previously announced $30.4 million of capital projects are progressing as planned and are expected to significantly increase our capacity to prepare for future growth, improve our manufacturing flexibility and lower our cost structure.”

Three-month period ended June 30, 2014

Net sales in the quarter ended June 30, 2014 were $29.2 million, which were flat compared to $29.2 million in the same period of 2013.  Net sales of converted product were $27.7 million in the 2014 quarter, essentially flat when compared to the $27.8 million of net sales in the same quarter last year.  Net sales of parent rolls were also essentially flat at $1.5 million in the second quarter of 2014 compared with $1.4 million in the same quarter last year.  Both tonnage shipped and net selling price per ton were essentially flat with the prior year quarter.

During the second quarter of 2014, we incurred $742,000 in additional non-cash expenses related to stock options granted to management in addition to $1.5 million of expenses related to the Fabrica transaction.  As such, earnings before interest, taxes, depreciation and amortization adjusted for these expenses (Adjusted EBITDA) was $5.8 million, or 19.9% of net sales, in the second quarter of 2014, compared to $6.6 million, or 22.7% of net sales for the same period in the prior year.

Gross profit for the second quarter of 2014 was $5.5 million, a decrease of $1.5 million, or 22%, when compared with a gross profit of $7.0 million in the prior year quarter.  Gross profit as a percent of net sales was 18.8% in the second quarter of 2014 compared to 23.9% for the same period in 2013.  During the quarter, converted product production was purposely reduced in order to reduce inventory, which will result in lower outside warehouse costs.  The effort resulted in higher short-term production costs, which negatively affected results by approximately $800,000.  As a percent of net sales, gross profit decreased primarily due to the higher overhead costs in our converting and paper production operations and lower parent roll selling prices.

Selling, general and administrative expenses in the second quarter of 2014 totaled $4.4 million, an increase of $1.9 million, or 75%, compared to the same period in the prior year.  The increase was primarily due to $1.5 million of expenses related to the Fabrica transaction and increased non-cash expenses related to stock options granted to management in 2014, which were partially offset by lower commission expense due to the reduced level of converted product shipments and lower product packing and artwork expenses.  Adjusted for the acquisition related costs and non-cash compensation expense, selling, general and administrative expenses were $250,000 lower in the current year quarter compared to the prior year quarter.  Selling, general and administrative expenses as a percent of net sales in the 2014 quarter were 15.1% compared to 8.6% for the prior year quarter.

Interest expense for the second quarter of 2014 totaled $112,000 compared to interest expense of $95,000 in the same period in 2013.  Interest expense for 2014 excludes $37,000 of interest capitalized on significant projects during the quarter.  The higher level of interest expense resulted from writing off $38,000 of deferred debt costs when we refinanced our debt with a new creditor.

As of June 30, 2014, the estimated effective tax rate for the full year is 32.0%, as compared to the 31.1% effective tax rate estimated as the end of the first quarter of 2014.  The increase in the forecasted effective tax rate is a result of the forecasted additional taxable income from the acquired Fabrica U.S. business, which is not eligible for Section 199 deduction.  Primarily as a result of the change in the estimated rate, the actual effective tax rate for the second quarter was 37.2%.

Six-month period ended June 30, 2014

Net sales in the six-month period ended June 30, 2014 were $57.0 million, which increased $1.1 million, or 2%, compared to $55.8 million in the same period of 2013.  Net sales of converted product were $53.9 million in the 2014 period, an increase of $1.5 million, or 3%, when compared to the $52.4 million of net sales in the same period last year.  Net sales of parent rolls decreased $360,000, or 11%, to $3.1 million in the six-month period of 2014 compared with $3.4 million in the same period last year.  The increase in converted product sales resulted from slight increases in net selling prices and tonnage, which increased 2% and 1%, respectively, over the prior year period.

During 2014, we incurred $839,000 in additional non-cash expenses related to stock options granted to management in addition to $1.5 million of expenses related to the Fabrica transaction.  As such, Adjusted EBITDA was $12.0 million, or 21.1% of net sales, in the six-month period of 2014, compared to $12.9 million, or 23.0% of net sales for the same period in the prior year.

Gross profit for the six-month period of 2014 was $11.5 million, a decrease of $2.0 million, or 15%, when compared with a gross profit of $13.5 million in the prior year period.  Gross profit as a percent of net sales was 20.2% in the six-month period of 2014 compared to 24.2% for the same period in 2013.  As a percent of net sales, gross profit decreased primarily due to higher fiber costs, higher overhead costs in our converting and paper production operations and lower parent roll selling prices.

Selling, general and administrative expenses in the six-month period of 2014 totaled $6.6 million, an increase of $1.8 million, or 37%, compared to the same period in the prior year.  The increase was primarily due to $1.5 million of expenses related to the Fabrica transaction and increased non-cash expenses related to stock options granted to management in 2014, which were partially offset by lower commission expense due to the reduced level of converted product shipments and lower product packing and artwork expenses. Adjusted for the acquisition related costs and non-cash compensation expense, selling, general and administrative expenses were $404,000 lower in the current year period compared to the prior year period.  Selling, general and administrative expenses as a percent of net sales in the 2014 period were 11.6% compared to 8.6% for the prior year period.

Interest expense for the six-month period of 2014 totaled $125,000 compared to interest expense of $188,000 in the same period in 2013.  Interest expense for 2014 excludes $110,000 of interest capitalized on significant projects during the period.  The higher level of total interest expense resulted from writing off $38,000 of deferred debt costs when we refinanced our debt with a new creditor.

Cash provided by operations for the six-month period ended June 30, 2014 was $3.1 million compared to $5.9 million in the prior year period.  The decrease in Adjusted EBITDA and increases in accounts receivable, inventories and tax-related receivables were the major reasons for the reduction in cash provided by operations as compared to the prior year period. Cash used in investing activities was $17.4 million in 2014 compared to $5.6 million in the prior period.  In 2014, $16.7 million in cash was paid as part of the acquisition of Fabrica’s U.S. business.  Cash of $5.0 million was received from the sale of short-term investments.  Capital expenditures for the six-month periods were $5.7 million in 2014 and $5.6 million in 2013. During the six-month period of 2014, cash provided by financing activities was $13.2 million, compared to cash used in financing activities of $3.5 million in the 2013 period.  In 2014, $33.9 million of debt proceeds were received, which were offset by $15.1 million of debt repayments.  For the year-to-date period, dividend payments totaled $5.6 million, compared to $5.1 million in 2013.

Total long-term debt outstanding as of June 30, 2014 was $33.9 million and the total of cash and short-term investments stood at $6.1 million. As a result, Net Debt outstanding as of June 30, 2014 was $27.8 million.

Dividend

On July 23, 2014, the Board of Directors of the Company authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock.  The Company expects to pay this dividend on August 18, 2014 to stockholders of record at the close of business on August 4, 2014.

Conference Call/Webcast

The Company will hold a teleconference to discuss its second quarter results at 10:00 a.m. (ET) on Thursday, July 24, 2014.  All interested parties may participate in the teleconference by calling 877 870 4263 and requesting the Orchids Paper Products teleconference.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company.  The three non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA and (3) Net Debt.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Adjusted EBITDA excludes stock compensation expense and expenses related to business acquisitions.  Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), non-cash compensation and valuation (affecting stock compensation expense) and sporadic expenses (including costs of business acquisitions).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and short-term investments on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 6, 2014.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market.  From its operations in northeast Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments.  The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Converted Product Net Sales	$27,731	$27,803	$53,885	$52,411
Parent Roll Net Sales	1,465	1,429	3,070	3,430
Net Sales	29,196	29,232	56,955	55,841
Cost of Sales	23,706	22,236	45,447	42,318
Gross Profit	5,490	6,996	11,508	13,523
Selling, General and Administrative Expenses	4,407	2,517	6,586	4,790
Intangibles Amortization	108	—	108	—
Operating Income	975	4,479	4,814	8,733
Interest Expense	112	95	125	188
Other (Income) Expense, net	(7)	(7)	(6)	(12)
Income Before Income Taxes	870	4,391	4,695	8,557
Provision for Income Taxes	324	1,248	1,506	2,321
Net Income	$546	$3,143	$3,189	$6,236

Average number of shares outstanding, basic	8,268,575	7,799,496	8,167,076	7,737,269
Average number of shares outstanding, diluted	8,345,894	7,983,808	8,258,092	7,914,189

Net income per share:
Basic	$0.07	$0.40	$0.40	$0.80
Diluted	$0.07	$0.39	$0.39	$0.78

Cash dividends paid	$2,825	$2,746	$5,650	$5,083
Cash dividends per share	$0.35	$0.35	$0.70	$0.65

Operating Data:
Converted Product Tons Shipped	13,244	13,354	25,478	25,276
Parent Roll Tons Shipped	1,642	1,364	3,428	3,305
Total Tons Shipped	14,886	14,718	28,906	28,581
Total Paper Cost per Ton Consumed	$779	$771	$758	$751
Total Paper Cost	$9,727	$10,691	$21,453	$21,211

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$(1,720)	$1,701	$3,093	$5,919
Investing Activities	$(15,571)	$(2,829)	$(17,351)	$(5,557)
Financing Activities	$16,204	$(1,840)	$13,190	$(3,531)

	As of
	June 30,	December 31,
	2014	2013
Balance Sheet Data:
Cash	$6,137	$7,205
Accounts Receivable, net	8,485	6,585
Inventory, net	14,055	10,921
Short-Term Investments	—	5,035
Income Taxes Receivable	1,214	—
Other Current Assets	3,352	1,561
Property Plant and Equipment	150,512	137,750
Accumulated Depreciation	(46,381)	(42,005)
Net Property Plant and Equipment	104,131	95,745
Intangibles and Goodwill	25,442	—
Other Long Term Assets	76	40
Total Assets	$162,892	$127,092

Accounts Payable	$6,768	$3,685
Accrued Liabilities	3,438	4,030
Total Debt	33,897	15,079
Deferred Income Taxes	19,130	19,449
Total Stockholders’ Equity	99,659	84,849
Total Liabilities and Stockholders’ Equity	$162,892	$127,092

Non-GAAP Measurements

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
EBITDA Reconciliation:
Net Income	$546	$3,143	$3,189	$6,236
Plus: Interest Expense	112	95	125	188
Plus: Income Tax Expense	324	1,248	1,506	2,321
Plus: Depreciation	2,232	1,881	4,441	3,774
Plus: Intangibles Amortization	108	—	108	—
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$3,322	$6,367	$9,369	$12,519

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDA Reconciliation:
EBITDA	$3,322	$6,367	$9,369	$12,519
Plus: Stock Compensation Expense	1,007	265	1,172	333
Plus: Acquisition Costs	1,478	—	1,487	—
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$5,807	$6,632	$12,028	$12,852

	As of
	June 30,	December 31,
	2014	2013
Net Debt Reconciliation:
Current Portion Long-Term Debt	$2,700	$1,152
Long-Term Debt	31,197	13,927
Total Debt	33,897	15,079
Less: Cash	(6,137)	(7,205)
Less: Short-Term Investments	—	(5,035)
Net Debt	$27,760	$2,839